FOR IMMEDIATE RELEASE

LYFE COMMUNICATIONS ACQUIRES YGNITION NETWORKS’ DATA PROVISIONING RIGHTS TO TEN PROPERTIES IN UTAH

Acquisition Expands Connected Lyfe’s Services into Multi-Family Residential Communities

SALT LAKE CITY, July 20, 2010 — Lyfe Communications, Inc. (OTC BB: LYFE), through its wholly owned subsidiary, Connected Lyfe, a provider of next gen network services for the first truly integrated TV, high speed Internet and enhanced home phone services, today announced the purchase of the data provisioning rights to Ygnition Networks’ multi-family properties in Utah.

The acquisition expands Connected Lyfe’s ultra high-speed Internet services to ten multi-dwelling residential communities, representing nearly 3,000 residential units and more than $2 million in potential annual revenue through a combined offering of Broadcast television, high-speed Internet and voice services. The agreement also includes television access rights to two communities in Salt Lake City.

“Delivery of our network services to multi-family communities is central to our growth strategy,” said Robert Bryson, president and CEO of Connected Lyfe. “By focusing on communities across the Wasatch Front we can deliver the level of service expected from a local company, and optimize our operations prior to expanding our national footprint.”

As a provider of advanced, all IP (Internet Protocol) services, Connected Lyfe is uniquely suited to deliver next gen TV, ultra high-speed Internet and enhanced voice services to single-family homes, multi-family residential communities, and businesses. The company is creating new, customer-valued IP services for communities getting high-speed Internet connectivity for the first time, as well as for the growing segment that is “always on and connected” and wants information, entertainment and communications on their terms – any content, on any device, at any time.

Terms of the acquisition were part of the May 14, 2010 Purchase Agreement with Ygnition as described in the LYFE Communications, Inc. quarterly report ended March 31, 2010.

About Connected Lyfe

Connected Lyfe is developing, deploying and operating a converged network services platform for the next generation of entertainment and communications. For more information visit www.connectedlyfe.com.

About Ygnition Networks, Inc.
Ygnition is a leading provider of broadband services dedicated exclusively to the multi-family industry. The company is based in Seattle, Washington serving communities in San Francisco, San Diego, Seattle, Dallas, Houston, Salt Lake City and Phoenix. For more information visit

www.ygnition.com.

Contacts:

Connected Lyfe

Marketing

Geoff Kahler

Tel: 801-244-1565

geoff@connectedlyfe.com

Public Relations

Cheryl Conner

Snapp Conner PR

Tel: 801 994-9625

Cheryl@snappconner.com

Investor Relations

Michael Dancy

Tel: 801-746-3570

mdancy@connectedlyfe.com